Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-94997, 333-157820, 333-175274, 333-200983, 333-219921, 333-233353, and 333-261490) of Immersion Corporation of our report dated July 24, 2026, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

San Francisco, California

July 24, 2026